Exhibit 10.7

THIS AGREEMENT is made between

1.	Veoneer, Inc. (“the Company”)

And

2.	Mr. Jan Carlson (“the Appointee”).

WHEREBY IT IS AGREED as follows:

1.	It is anticipated that, in connection with a restructuring of Autoliv, Inc., the Company shall be spun-off to the shareholders of Autoliv, Inc. and become a free-standing company (the “Spin-Off”). The effective date of this Agreement shall be the effective date of the Spin-Off transaction (the “Effective Date”) or such other date to which the parties agree. If the Spin-Off for any reason is not finalized, this Agreement will not become effective.

The Company hereby agrees to employ the Appointee and the Appointee hereby agrees to serve the Company as Chief Executive Officer and President, from the Effective Date and thereafter unless and until terminated by either party hereto giving to the other 18 calendar months’ (in the case of the Company) or 12 months’ (in the case of the Appointee) previous notice in writing to terminate the employment expiring at the end of the notice time or unless termination is made in accordance with the Severance Agreement; provided, however, that in the event of a termination by the Company for “Cause as defined in the Severance Agreement (dated as of the Effective Date), the 18-month notice requirement provided in the foregoing provision shall not apply and the Appointee’s termination of employment shall be effective immediately.

If the Company terminates the employment of the Appointee for whatever reason unless the termination is for “Cause” or is caused by a breach of the provisions in this Agreement, the Company shall in addition to any further compensation payments to the Appointee during the 18 months notice period and any other benefit payable to the Appointee, pay a lump sum severance payment equal to one (1.0) times the sum of the amounts described in clauses (i) through (iv) of Section 6.2 of the Severance Agreement determined as of the Date of notice of Termination. The said employment shall in any event terminate on the last day of the month preceding the 65th birthday of the Appointee.

For the purpose of this section, the Company will have been deemed to have terminated the employment of the Appointee under circumstances entitling the Appointee to the additional payment described in the last sentence of the preceding paragraph if the Appointee terminates employment for “Good Reason.” “Good Reason” shall exist if any of the following circumstances exist and the Appointee thereafter terminates employment: (1) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect as of the Effective Date; (2); a reduction by the Company in the Executive’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time; (3) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (4) the relocation of the Executive’s principal place of employment to a location more than 30 miles from the Executive’s principal place of employment immediately prior to the Effective Date or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;.(5) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all executives of the Company and all executives of any person in control of the Company, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; (6) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Effective Date which is material to the Executive’s total compensation, including but not limited to the Bonus and Long Term Incentive Plan Bonus set forth as items 2 and 3, respectively, in the Executive’s letter agreement with Autoliv, Inc. dated September 11, 1997 or any substitute plans adopted prior to the Effective Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Effective Date; or (7) the taking of any action by the Company which would directly or indirectly deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Effective Date, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company and Autoliv, Inc. in accordance with the Company’s normal vacation policy in effect at the time of the Effective Date.

A termination shall not be treated as a termination for Good Reason (1) if the Appointee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (2) unless the Appointee shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

2.	During the continuance of his employment hereunder the Appointee shall unless prevented by ill health, injury or other incapacity and except when absent on authorized holiday use his best endeavors to promote the interests of the Company and those of its subsidiary and associated companies and shall during normal business hours devote the whole of his time, attention and abilities to the business and affairs of the Company and its subsidiary and associated companies. In addition, the Appointee shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; the Appointee shall not receive any remuneration in addition to that set out in Clause 4 hereof in respect of his work during such time.

3.	During the continuance of his employment hereunder the Appointee shall not without the consent of the Chairman of the Board of Directors directly or indirectly be engaged, concerned or interested in any business in a manner that would conflict with Clause 2 hereof either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, provided that nothing in this clause shall preclude the Appointee from holding shares, loan, stock or other securities in an entity as an investment.

4.	As remuneration for his services hereunder, the Appointee is entitled to:

a)	a gross salary of SEK 12,599,575 per annum which is subject to annual reviews starting 1st of January 2019.

b)	an annual bonus in accordance with the Company’s bonus program at a target rate of 75% of gross salary and which is subject to annual reviews starting 1st of January 2019.

c)	participate in the Company’s stock incentive plan and such subsequent plans at terms and conditions set forth in such plans and with grants in the discretion of the Company’s Compensation Committee and the Board of Directors of the Company.

d)	A car for use in connection with his duties under this Agreement and the Company shall bear all petrol, maintenance and repair costs, taxes and insurance in relation thereto, including the cost of all private mileage.

e)	A Medical Care Insurance for himself and his spouse.

f)	normal conditions of Employment as issued by the Company apply.

5.	The Company shall pay to or reimburse the Appointee for all travelling, hotel and other expenses wholly exclusively and necessarily incurred by him in the performance of his duties under this Agreement. The Appointee shall on being so required provide the Company with vouchers or other evidence of actual payment of the said expenses.

6.	The Appointee is entitled to yearly holidays amounting to 30 days. The Swedish holiday law regulates such holiday entitlement including extra vacation pay.

7.	The Appointee has the right to retire on the last day of the month preceding his 60th birthday, and if not otherwise agreed upon, the obligation to retire on the last day of the month preceding his 65th birthday. The Company shall pay pension- and sick insurance fees corresponding to 48% of the base salary plus additional tax payments on premiums. Pension contribution can be increased via a cost neutral gross deduction from the salary. This is a defined contribution solution hence no levels of benefits are guaranteed.

8.	Business or Trade Information. The Executive shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company or its Affiliates or its or their business or trade secrets of which he has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof). In the event that the Executive does not comply with this Section 8, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Executive’s employment has terminated; provided, however, that nothing in this Section 8 shall preclude the Company from pursuing arbitration in accordance with Section 13 herein and seeking additional damages from the Executive in the event that the Company is able to demonstrate to the arbitrators that the value of the damages incurred by the Company due to the Executive’s violation of this Section 8 exceed the aggregate value of the damages paid by the Executive to the Company pursuant to the foregoing provision. For the purpose of this paragraph “Company” includes Autoliv, Inc.

The Appointee shall upon the termination of his employment hereunder for whatever reason immediately deliver up to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any company within the Group or which may have been prepared by him or have come into his possession in the course of his employment.

9.	If the Company determines in good faith that the disability (as defined below) of the Appointee has occurred during the term of this Agreement, it may give to the Appointee written notice of its intention to terminate the Appointee’s employment, provided that, the 18-month notice period described in section 1 shall continue to apply. “Disability” shall mean the inability of the Executive, as reasonably determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of the Appointee or his personal representative, the Board’s determination that the disability of the Appointee has occurred shall be certified by a physician mutually agreed upon by the Appointee, or his personal representative, and the Company.

The Appointee’s employment shall terminate automatically upon his death or retirement.

10.	The Appointee must not during 12 months following the termination of this employment (i) accept employment within such part of a competitor of the Company, so that it can make use of such confidential information relating to the Company that the Appointee has obtained in his employment with the Company, (ii) engage himself as partner or owner in such competitor of the Company nor act as advisor to such competitor. For the purpose of this paragraph “Company” includes Autoliv, Inc.

This non-competition engagement is not applicable when

a)	the Company has given notice of terminating the employment, unless the termination is for “Cause” or is caused by a breach of the provisions in this Agreement by the Appointee

b)	the Appointee has given notice of terminating the employment because of the Company’s breach of the provisions in this Agreement

Breach of the provisions means such a situation when the other party has the right to terminate this Agreement with immediate effect.

If the Appointee does not comply with this non-competition engagement, the Company is entitled to damages amounting to 6 times the average monthly gross salary that the Appointee has received during the last 12 months before leaving the Company.

If this Agreement is terminated for any other reason than retirement under circumstances where the non-competition engagement is applicable, the Company shall pay, as a compensation for the inconvenience of the non-competition engagement, per month, the difference between the Appointee’s monthly gross salary when the employment terminates and the lower salary that the Appointee may earn in a new employment. This payment shall not exceed 60 percent of the Appointee’s gross salary when leaving the Company and the maximum time for the payments is 12 months. The Appointee has continuously to inform the Company of his gross salary in his new employment. This provision shall apply also if the Appointee has got no new employment. No payments will be made after retirement.

11. a)	The general nature of any discovery, invention, secret process or improvement made or discovered by the Appointee during the period of the Appointee’s employment by the Company (hereinafter called “the Appointee’s Inventions”) shall be notified by the Appointee to the Company forthwith upon it being or discovered.

b)	The entitlement as between the Company and the Appointee to the Appointee’s Inventions shall be determined in accordance with the current Swedish Patent Act and the Appointee acknowledges that because of the nature of his duties and the particular responsibilities arising therefrom he has a special obligation to further the interests of the Company’s undertaking.

c)	Where the Appointee’s Inventions are to be assigned to the Company, the Appointee shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply or join with the Company or other persons required by the Company in applying for letters, patent or other equivalent protection in Sweden and in any other part of the world of such Appointee’s Inventions.

12.	This Agreement takes effect in substitution of all previous agreements and arrangements with the exception of Severance Agreement, whether written, oral or implied between the Company and the Appointee relating to the employment of the Appointee without prejudice to any rights accrued to the Company or the Appointee prior to the commencement of his employment under this Agreement. For the purpose of this paragraph “Company” includes Autoliv, Inc., provided that this Agreement does not supersede any agreements between Appointee and Autoliv, Inc. relating to his service as a director on or after the Effective Date.

13.	Disputes regarding this Agreement shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration.

All costs and expenses for arbitration, whether initiated by the Company or by the Appointee, including the Appointee’s costs for solicitor, shall be borne by the Company.

This Agreement shall be governed by and construed in accordance with Swedish law including its rules as to the conflict of laws.

14.	Appointee Retention Payment. In addition to any benefits that Appointee may otherwise be entitled to under this Agreement, Appointee may become entitled to an additional payment (the “Retention Payment”) under the circumstances described in this section. The value of the Retention Payment is $6 million, and shall consist of a component denominated and payable in the form of $3 million of cash (the “Cash Component”) and a component denominated in the form of the number of restricted stock units, including dividend equivalents, of the Company with a value equal to $3 million on the Effective Date (determined based on the closing price of the Company’s common stock on the Effective Date) and payable in the form of cash with a value equal to the relevant number of shares of the Company’s common stock on the applicable vesting date (determined based on the closing price of the Company’s common stock on each applicable vesting date) (the “RSU Component”). If Appointee remains employed through July 1, 2019 he shall receive 33-1/3% of the Cash Component and 33-1/3% of the RSU Component on that date, if he remains employed through July 1, 2020 he shall receive 33-1/3% of the Cash Component and 33-1/3% of the RSU Component on that date and if he remains employed through July 1, 2021, he will receive the remainder of the Cash Component and the RSU Component on that date.

In the event that prior to July 1, 2021 (i) Appointee is given notice of termination (date of notice) by the Company for reasons other than for (a) “disability” as defined in this agreement or (b) “Cause” as defined in the Severance Agreement, or (ii) Appointee gives notice of termination (date of notice) for reasons that constitute “Good Reason” as defined in section 1, then all retention payments made to date shall be deducted from any payments to the Appointee due under this Agreement following the date of notice and the retention payments to be made after the date of notice will be forfeited and not be paid. If Appointee dies prior to July 1, 2021 then retention payments shall be governed by the paragraph below.

In the event that prior to July 1, 2021 Appointee dies or is given notice of termination (date of notice) by the Company for reason of his disability as defined in this agreement any remaining unpaid retention payments shall be accelerated and paid in a single lump sum to the Appointee or the Appointee’s estate, as applicable, within fifteen (15) days following such notice of termination or death, as applicable.

If the Appointee gives notice of termination and resigns or gives notice of his retirement prior to July 1, 2021 the retention payments to be made after the date of notice will be forfeited and not be paid.

15.	Autoliv Plan. Any outstanding awards to the Appointee under the Autoliv Plan shall vest, be exercisable, expire and/or be forfeited from and after the Spin-Off as determined under the terms and conditions of the Autoliv Plan and such awards, as such terms and conditions may be amended by the Compensation Committee of the Board of Directors of Autoliv in connection with the Spin-Off,

16.	U.S. Tax Code Section 409A.

(a) This section shall apply only in the event that the Appointee is or becomes a taxpayer under the laws of the United States at any time during his employment with the Company.

(b) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Appointee as a result of the application of Section 409A of the Code.

(c) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Appointee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Appointee, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Appointee’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Appointee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Appointee’s separation from service (or, if the Appointee dies during such period, within thirty (30) days after the Appointee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(e) Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Appointee’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 11(a) hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(g) Timing of Reimbursements and In-kind Benefits. If the Appointee is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Appointee’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Appointee, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Appointee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

/s/ Jan Carlson
Jan Carlson

Autoliv, Inc.

/s/ James M. Ringler
James M. Ringler
Chairman of the Compensation Committee and Lead Director

Veoneer, Inc.

/s/ Karin Eliasson
Karin Eliasson
GVP Human Resources and Sustainability, Autoliv, Inc. authorized on behalf of Veoneer, Inc.